Exhibit 99.1

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Reports Fourth Quarter and Full Year 2017 Results

SPOKANE, Wash – January 29, 2018 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $11.6 million, or $0.28 per diluted share, on revenues of $175.2 million for the quarter ended December 31, 2017. Excluding after-tax special items, consisting primarily of a charge related to tax legislation and Deltic merger-related costs, adjusted net income was $25.7 million, or $0.62 per diluted share for the fourth quarter of 2017. Net income was $14.4 million, or $0.35 per diluted share, on revenues of $155.7 million in the quarter ended December 31, 2016.

Net income for the full year of 2017 was $86.5 million, or $2.10 per diluted share, on revenues of $678.6 million. Excluding after-tax special items, consisting primarily of a charge related to tax legislation, Deltic merger-related costs and environmental charges for Avery Landing, adjusted net income was $103.6 million, or $2.51 per diluted share. Net income was $10.9 million, or $0.27 per diluted share for 2016. Excluding the after-tax loss on the sale of central Idaho acreage and environmental charges for Avery Landing, 2016 net income was $48.2 million, or $1.18 per diluted share.

“Higher lumber prices and solid execution by each of our three businesses led to very strong financial results in 2017,” said Mike Covey, chairman and chief executive officer. “Operating income in both our Northern Resource business and Wood Products segments were at record levels. We increased our dividend by 7% in the fourth quarter at the same time we announced the merger with Deltic. We expect to close the merger by the end of February 2018,” stated Mr. Covey.

Financial Highlights (in millions, except per share data)

	Q4 2017	Q3 2017	Q4 2016
Revenues	$175.2	$190.4	$155.7
Net income	$11.6	$33.7	$14.4
Net income per diluted share	$0.28	$0.82	$0.35
Distribution per share	$0.40	$0.375	$0.375
Net cash from operations	$33.3	$50.0	$27.7
Cash and cash equivalents	$120.5	$116.8	$82.6

Business Performance: Q4 2017 vs. Q3 2017

Resource

Resource’s operating income was $29.9 million on revenues of $75.8 million in the fourth quarter, compared to operating income of $41.8 million on revenues of $94.7 million in the third quarter of 2017. Northern sawlog prices decreased 9% relative to the third quarter. Harvest volumes were seasonally lower in the North and the South.

Wood Products

Wood Products earned $19.5 million on revenues of $114.5 million in the fourth quarter, compared to operating income of $19.3 million on revenues of $116.5 million in the third quarter of 2017. Average lumber prices increased 4% and lumber shipments decreased 6% in the fourth quarter compared to the third quarter. The segment recorded a loss of $0.1 million in the fourth quarter and a loss of $2.1 million in the third quarter related to a lumber price swap.

Real Estate

Real Estate’s operating income was $2.8 million on revenues of $4.7 million in the fourth quarter, compared to operating income of $1.4 million on revenues of $3.3 million in the third quarter of 2017. More acres were sold in the fourth quarter compared to the third quarter.

Outlook

“We expect the U.S. housing market to continue its recovery and our 2018 outlook assumes that approximately 1.3 million housing units will be built in the U.S. this year. We also expect lumber prices to remain strong in 2018 in light of final duties on Canadian lumber shipments to the U.S. and an anticipated increase in lumber demand. Deltic and Potlatch shareholder votes related to the merger are scheduled on February 20, 2018 and we remain confident that the merger presents significant strategic and financial opportunities,” concluded Mr. Covey.

Reconciliation of Q4 and Full Year 2017 Earnings (in millions, except per share data)

	Three months ended		Year ended
	December 31, 2017		December 31, 2017
	Amount	Per Share	Amount	Per Share
Net income	$11.6	$0.28	$86.5	$2.10
Impact of tax legislation[1]	10.7	0.26	10.7	0.26
Deltic merger-related costs[2]	3.4	0.08	3.4	0.08
Environmental charges for Avery Landing, net of taxes	-	-	3.0	0.07
Lumber price swap settlements, net of taxes[3]	-	-	0.7	0.02
Change in unrealized (gain) loss on lumber price swap, net of taxes[3]	-	-	(0.7)	(0.02)
Adjusted net income[4]	$25.7	$0.62	$103.6	$2.51

[1]

The Tax Cuts and Jobs Act was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018. The impact of the tax legislation was an increase in income tax expense of $10.7 million due to the remeasurement of U.S. deferred tax assets at lower enacted corporate tax rates.

[2]	The costs were incurred by our Real Estate Investment Trust (REIT), which generally is not subject to income taxes.

[3]	Lumber price swap adjusted to exclude the change in unrealized (gain) loss and includes cash settlements during the period.

[4]

Adjusted net income is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted net income should not be considered in isolation and is not intended to represent an alternative to our GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business and the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

Pending Merger with Deltic Timber

On October 22, 2017, Potlatch and Deltic Timber entered into an Agreement and Plan of Merger. Our outlook does not consider any incremental operating results attributable to this pending merger.

Conference Call Information

A live conference call and webcast will be held Tuesday, January 30, 2018, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 1157958. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until February 6, 2018 by calling

1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 1157958 to access the replay.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, our expectations regarding the U.S. housing market; strong repair and remodel market; lumber demand and pricing; increased capital investment in manufacturing in the U.S. South; the expected closing of the merger of Potlatch and Deltic; the proposed impact of the merger on Potlatch’s financial results; the estimated distribution of Deltic’s accumulated earnings and profits; and the integration of Deltic’s operations. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about Potlatch. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond Potlatch’s control, including the U.S. housing market; changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; availability of logging contractors and shipping capacity; changes in the United States and international economies; changes in interest rates; changes in the level of construction activity; changes in Asia demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; changes in share price; the successful execution of the company’s strategic plans; the company’s ability to consummate the merger with Deltic or satisfy the conditions to the completion of the transaction, including the receipt of stockholder approvals, the company’s ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger transaction; the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of Deltic’s operations with those of Potlatch will be materially delayed or will be more costly or difficult than expected; the failure of the proposed merger to close for any other reason; the effect of the announcement of the merger on customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees or customers); dilution caused by Potlatch’s issuance of additional shares of its common stock in connection with the merger; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, the diversion of management’s time on transaction related issues; the estimation of Deltic’s accumulated earnings and profits is preliminary and may change with further due diligence; and the other factors described in Potlatch’s Annual Report on Form 10-K and in the company’s other filings with the SEC, including the risks discussed in the definitive joint proxy statement/prospectus filed with the SEC on Form 424B3 on January 18, 2018 in connection with the proposed transaction with Deltic. Potlatch assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, all of which speak only as of the date hereof.

ADDITIONAL INFORMATION

This communication is being made in respect of the proposed merger transaction involving Potlatch Corporation (“Potlatch”) and Deltic Timber Corporation (“Deltic”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. In connection with the proposed merger, Potlatch and Deltic filed a registration statement on Form S-4 that was declared effective on January 17, 2018, and Potlatch filed a joint proxy statement/prospectus on Form 424B3 on January 18, 2018 that has been mailed to stockholders of Potlatch and Deltic. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF POTLATCH AND DELTIC ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS FILED ON JANUARY 18, 2018 REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The joint proxy statement/prospectus, as well as other filings containing information about Potlatch and Deltic are available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from Potlatch’s website at http://www.Potlatchcorp.com under the Investor Resources tab (in the case of documents filed by Potlatch) and on Deltic’s website at https://www.Deltic.com under the Investor Relations tab (in the case of documents filed by Deltic).

Potlatch and Deltic, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Deltic and Potlatch in respect of the proposed merger transaction. Certain information about the directors and executive officers of Potlatch is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 17, 2017, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 3, 2017, its Current Report on Form 8-K, which was filed on May 1, 2017 and its joint proxy statement/prospectus which was filed with the SEC on Form 424B3 on January 18, 2018. Certain information about the directors and executive officers of Deltic is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on March 7, 2017, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 20, 2017, its supplement to the proxy statement for its 2017 annual meeting of the stockholders, which was filed with the SEC on March 30, 2017 and its Current Reports on Form 8-K, which were filed with the SEC on September 1, 2017, May 2, 2017, March 8, 2017 and February 27, 2017. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are included in the joint proxy statement/prospectus filed on January 18, 2018 and other relevant documents filed with the SEC when they become available.

Potlatch Corporation

Consolidated Statements of Income

Unaudited

	Three Months Ended			Years Ended
	December 31,	September 31,	December 31,	December 31,
(Dollars in thousands, except per share amount)	2017	2017	2016	2017	2016
Revenues	$175,244	$190,441	$155,681	$678,595	$599,099
Costs and expenses:
Cost of goods sold	121,055	124,971	116,980	470,365	462,304
Selling, general and administrative expenses	13,662	14,592	12,985	55,408	51,697
Environmental charges for Avery Landing	—	4,978	—	4,978	1,022
Deltic merger-related costs	3,382	27	—	3,409	—
Loss (gain) on lumber price swap	97	2,080	—	(1,088)	—
Loss on sale of central Idaho timber and timberlands[1]	—	—	—	—	48,522
	138,196	146,648	129,965	533,072	563,545
Operating income	37,048	43,793	25,716	145,523	35,554
Interest expense, net	(7,395)	(7,336)	(6,924)	(27,049)	(28,941)
Income before income taxes	29,653	36,457	18,792	118,474	6,613
Income tax (provision) benefit	(18,065)	(2,757)	(4,419)	(32,021)	4,325
Net income	$11,588	$33,700	$14,373	$86,453	$10,938

Net income per share:
Basic	$0.28	$0.83	$0.35	$2.12	$0.27
Diluted	$0.28	$0.82	$0.35	$2.10	$0.27
Dividends per share	$0.40	$0.375	$0.375	$1.525	$1.50
Weighted-average shares outstanding (in thousands):
Basic	40,839	40,829	40,752	40,824	40,798
Diluted	41,301	41,250	41,069	41,227	41,033

[1]	In the second quarter of 2016, we sold approximately 172,000 acres of timberlands located in central Idaho for $114 million at a loss of $48.5 million before taxes.

Potlatch Corporation

Condensed Consolidated Balance Sheets

Unaudited

	At December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$120,457	$82,584
Customer receivables, net	11,240	14,842
Inventories	50,132	52,622
Other current assets	11,478	13,597
Total current assets	193,307	163,645
Property, plant and equipment, net	77,229	72,820
Timber and timberlands, net	654,476	641,856
Deferred tax assets, net	19,796	42,051
Other long-term assets	8,271	7,309
Total assets	$953,079	$927,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$14,263	$11,032
Accounts payable and accrued liabilities	55,201	43,710
Current portion of pension and other postretirement employee benefits	15,417	5,839
Total current liabilities	84,881	60,581
Long-term debt	559,056	572,956
Pension and other postretirement employee benefits	93,441	123,284
Other long-term obligations	15,159	14,586
Total liabilities	752,537	771,407
Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value	40,612	40,519
Additional paid-in capital	359,144	355,274
Accumulated deficit	(104,363)	(128,775)
Accumulated other comprehensive loss	(94,851)	(110,744)
Total stockholders’ equity	200,542	156,274
Total liabilities and stockholders' equity	$953,079	$927,681

Potlatch Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited

	For the Years Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$86,453	$10,938
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	29,912	34,190
Basis of real estate sold	6,827	8,011
Change in deferred taxes	15,364	1,853
Employee benefit plans	13,151	15,661
Equity-based compensation expense	4,722	4,390
Loss on sale of central Idaho timber and timberlands	—	48,522
Other, net	(1,872)	(1,198)
Change in:
Receivables	3,602	(3,712)
Inventories	2,490	(17,460)
Other assets	(15)	(473)
Accounts payable and accrued liabilities	11,591	7,232
Other liabilities	(4,291)	(4,537)
Funding of qualified pension plans	(5,275)	(1,300)
Net cash from operating activities	162,659	102,117

CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	—	—
Transfer from company owned life insurance (COLI)	1,278	6,384
Transfer to COLI	(1,324)	(3,967)
Purchase of property, plant and equipment	(12,855)	(5,866)
Timberlands reforestation and roads	(15,207)	(13,422)
Acquisition of timber and timberlands	(22,043)	(1,244)
Net proceeds from sale of central Idaho timber and timberlands	—	111,460
Other, net	131	6
Net cash from investing activities	(50,020)	93,351

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends to common stockholders	(61,931)	(60,842)
Revolving line of credit borrowings (repayment)	—	(30,000)
Repayment of long-term debt	(11,000)	(113,335)
Repurchase of common stock	—	(5,956)
Proceeds from issuance of long-term debt	—	93,235
Other, net	(1,835)	(3,911)
Net cash from financing activities	(74,766)	(120,809)
Change in cash and cash equivalents	37,873	74,659
Cash and cash equivalents at beginning of year	82,584	7,925
Cash and cash equivalents at end of year	$120,457	$82,584

Potlatch Corporation

Segment Information

Unaudited

	Three Months Ended			Years Ended
	December 31,	September 31,	December 31,	December 31,
(Dollars in thousands)	2017	2017	2016	2017	2016
Revenues:
Resource	$75,802	$94,705	$66,805	$278,199	$256,163
Wood Products	114,549	116,487	95,644	441,157	367,426
Real Estate	4,733	3,282	8,658	30,655	32,604
	195,084	214,474	171,107	750,011	656,193
Intersegment Resource revenues	(19,840)	(24,033)	(15,426)	(71,416)	(57,094)
Total consolidated revenues	$175,244	$190,441	$155,681	$678,595	$599,099

Income before income taxes:
Resource	$29,860	$41,796	$22,736	$106,105	$81,918
Wood Products	19,496	19,281	8,279	72,166	24,587
Real Estate	2,739	1,469	5,974	18,576	(29,495)
Eliminations and adjustments	(1,676)	(3,141)	(1,551)	(2,705)	(3,001)
	50,419	59,405	35,438	194,142	74,009
Corporate	(13,371)	(15,612)	(9,722)	(48,619)	(38,455)
Operating income	37,048	43,793	25,716	145,523	35,554
Interest expense, net	(7,395)	(7,336)	(6,924)	(27,049)	(28,941)
Income before income taxes	$29,653	$36,457	$18,792	$118,474	$6,613

Depreciation, depletion and amortization:
Resource	$5,611	$6,207	$6,119	$20,476	$24,090
Wood Products	1,860	1,821	1,819	7,347	7,357
Real Estate	1	—	1	2	4
	7,472	8,028	7,939	27,825	31,451
Corporate	164	168	152	607	760
Bond discounts and deferred loan fees	368	369	376	1,480	1,979
Total depreciation, depletion and amortization	$8,004	$8,565	$8,467	$29,912	$34,190

Basis of real estate sold:
Real Estate	$640	$618	$1,400	$7,114	$8,518
Eliminations and adjustments	(164)	(39)	(75)	(287)	(507)
Total basis of real estate sold	$476	$579	$1,325	$6,827	$8,011